Exhibit 10.21
OPTION TO PURCHASE
     This Option to Purchase (the “Option”) is made and entered into as of this 28th day of January, 2009, by and between S. Bryan Chandler, whose address is P.O. Box 486, Montross, VA 22520 (hereinafter collectively referred to as “Seller”) and O’Gara Training and Services, LLC, whose address is 700 W. Pete Rose Way, Cincinnati, OH 45203 (hereinafter referred to as “Purchaser”).
     1. GRANT OF OPTION. In consideration of the payment of Fifty Thousand and No/100 Dollars ($50,000.00) (“Option Payment”), Seller hereby grants to Buyer the exclusive right and option to purchase approximately 325 acres (the “Property”), located in Westmoreland County, Virginia, adjacent to the property owned by the Industrial Development Authority of Westmoreland County, Virginia that contains a 50,000 square foot shell building (“County Property”) and further described as tax parcel number 35-106, Seller shall provide a more complete legal description. Purchaser may exercise its rights hereunder at any time during the term of this Option by giving Seller written notice of exercise. Upon the full execution of this Option, Alexander Dillard, Esq., as the holder of the Deposit under the Prior Contract (as hereinafter defined) is hereby directed by Purchaser and Seller to pay over the full amount of the Deposit to Seller as the Option Payment.
     2. TERM. Unless Purchaser has exercised its rights and options under paragraph 1, the term of this Option shall expire at 5:00 p.m. on January 28, 2010.
     3. PURCHASE PRICE. The “Purchase Price” is TWO MILLION FIVE HUNDRED THOUSAND Dollars ($2,500,000.00), payable by Purchaser as follows:
          (a) At Settlement, Purchaser shall issue Seller a Promissory Note (“Note”) in the principal amount of Two Million Three Hundred Thousand Dollars ($2,300,000.00) amortized for a period of 30 years at an interest rate of FIVE Percent (5%) per annum payable in monthly installments of Twelve Thousand Three Hundred Forty Six and ninety cents ($12,346.90). A Balloon Payment for the outstanding Principal Balance and all accrued but unpaid interest shall be due FIVE (5) years from the date payments begin. The first payment is due the earlier of, three months following Settlement or once income is derived from the use of the property. The Note shall be secured by a Second Priority Deed of Trust, in form and substance reasonably agreed upon by Seller and Purchaser, granted by the Purchaser encumbering the Property. Purchaser agrees to grant Seller a Second Priority Deed of Trust, in form and substance reasonably agreed upon by Seller and Purchaser, over the County Property (as hereinafter defined) to further secure the Note. Purchaser further agrees that the amount secured by the First Priority Deed of Trust encumbering the Property and the County Property shall not exceed the acquisition cost of the County Property plus $2,000,000 for improvements to the Property, without the consent of Seller.
          (b) The balance, $200,000, to be paid by Purchaser in cash, or by wire transfer, a cashier’s, certified or savings association check at the Settlement.
     4. SETTLEMENT; POSSESSION. Settlement shall be made at the office of Purchaser’s attorney within five days following the exercise of the option. Possession shall be given at Settlement, unless otherwise agreed in writing by the parties. At Settlement, the Seller shall deliver to Purchaser (a) the Deed (as hereinafter defined); (b) an Affidavit as to the absence of mechanic’s liens and (c) a Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code of 1986. The Seller shall pay the costs of preparing the Deed and grantor’s tax. The Purchaser shall pay all costs and expenses incurred in connection with its examination of title to the Property, and the Survey, if any, and all premiums charged by Purchaser’s title insurance company. Real estate taxes shall be prorated between the Seller and Purchaser as of the date of Settlement. Purchaser shall pay all other customary and normal Purchaser costs and expenses associated with Settlement, including cost to examine title. Seller shall reserve a utility easement over the Property to provide power to Seller’s adjacent pond and farm at a location reasonably satisfactory to Purchaser and Seller. At Settlement, Purchaser and Seller entering into a reasonably satisfactory easement agreement over that portion of the property owned by Seller adjacent to the Property shown on Exhibit B, attached hereto and incorporated herein, to allow the required Safety Danger Zones (SDZ) associated with the small arms range that Purchaser intends to locate on the Property at the location designated by Purchaser. In the event that Seller receives a bona fide offer to purchase the Property during the term of this Option, Seller shall notify Purchaser in writing and Purchaser shall have thirty (30) days from the date that Purchaser receives such notice to either terminate this Option or exercise the Option as set forth in paragraph 1 hereof. In event Purchaser fails to respond within 30 days any rights under this contract are waived and the Option is assumed terminated.
     5. RISK OF LOSS. All risk of loss or damage to the Property by fire, windstorm, casualty, or any other cause is assumed by Seller until Settlement.
     6. TITLE. At Settlement, Seller shall convey the Property to Purchaser by General Warranty Deed, with release of dower if applicable, containing English covenants of Title, marketable and insurable title to the Property free of all encumbrances, tenancies, and liens (for taxes or otherwise), other than (i) easements, restrictions, conditions and other matters of record as to the Property as of the date of the Option, (ii) any assessments against the Property, and (iii) the zoning of the Property.
     7. DELIVERY OF DOCUMENTS. Within ten (10) days of the date of this Option, Seller shall deliver to Purchaser copies of the following documents pertaining to the Property to the extent in Seller’s possession:
          (a) All real estate tax bills and assessed values for the current and previous two years.
          (b) Any boundary survey and title documents in Seller’s possession.
          (c) Any licenses, permits and approvals pertaining to the Property in Seller’s possession.
          (d) Any plans and specifications for the Property and/or improvements thereon.
          (e) Any soil reports, engineering and physical inspection reports.
          (f) Any environmental studies.
          (g) Copies of any leases and vendor contracts.
          (h) Any existing transferable warranties.

     8. PRIOR ACCESS. Purchaser and his agents shall have the right to enter onto the Property for purposes of engineering, estimating, surveying and such other work, so long as such studies do not result in a change in the character or topography of the Property. Purchaser shall hold Seller harmless against any loss or liability to person or property resulting from such entry on the Property and conduct of such entry.
     9. SELLER REPRESENTATIONS. The Seller represents and warrants as of the date hereof and by appropriate certificate delivered at Settlement that:
          (a) Seller has no knowledge of any planned public improvement which may result in a special assessment being made against the Property.
          (b) No governmental agency or tenant has served any notice on the Seller regarding, nor does the Seller have knowledge of any planned notice requiring, repairs, alterations or corrections of any existing condition on the Property.
          (c) Seller has no knowledge of any pending or threatened proceedings for condemnation or the exercise of the right of eminent domain as to any part of the Property or for the limiting or denying of any right of access thereto.
          (d) Seller has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof.
          (e) The Property is zoned A-1, that Seller is unaware of any pending or any proposed proceedings which would alter said zoning.
          (f) The Property is free from all building orders and that the Property does not violate the building, fire and safety codes of city, county, state and/or federal authorities with jurisdiction in these matters.
          (g) Water, electric, gas, telephone and sanitary sewer service is available at the Property or in the right of way abutting the Property and that no utility lines servicing the Property encroach on abutting properties without appropriate easements.
          (h) There does not exist any condition or circumstance nor is there any litigation threatened or pending which will or does materially and adversely affect the use and operation of the Property for Purchaser’s expressed use or affect Seller’s obligations or ability to perform hereunder.
          (i) To the best of Seller’s knowledge, there has not been a release or a disposal, or any event at, on or in connection with the Property which would be deemed a release or a disposal, of Hazardous Material (as defined below), and the Property is not in violation of any Environmental Law (as defined below). Neither Seller nor, to the best of the knowledge of Seller, any third party has used, generated, stored, or disposed of on, under or about the Property, or transported to or from it, any Hazardous Materials other than materials commonly used and stored, in accordance with all Environmental Laws at similar properties. Seller has received no notice from any governmental agency of any investigation or proceeding by such agency concerning the presence or alleged presence of Hazardous Materials on the Property. There are no underground storage tanks or associated product piping systems at the Property, and the Property does not include any “fill” or any area which is or has been used as a garbage or rubbish disposal site. No portion of the Property is located in a flood hazard area. The term “Environmental Law” includes any federal, state or local law, ordinance, or regulation pertaining to the health, industrial hygiene, waste disposal, or the environment, including, without limitation, the Comprehensive Environmental Response, Liability and Compensation Act, 42 U.S.C. §9601 et seq., the federal Superfund Amendments and Reauthorization Act and other so-called “Superfund” or “Superlien” laws, the federal Resource Conservation and Recovery Act, the federal Clean Air Act, the federal Water Pollution Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Pesticide Act, the federal Toxic Substances Control Act, the federal Safe Drinking Act, the federal Hazardous Materials Transportation Act, and any amendments thereto and regulations adopted and publications promulgated pursuant thereto, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability for Hazardous Materials. The term “Hazardous Materials” includes without limitation oil and petroleum products and derivatives thereof, asbestos (friable or otherwise), polychlorinated biphenyls (“PCB”s), radon gas, urea formaldehyde, lead, flammable explosives, hydrocarbons, radioactive materials and any hazardous, toxic or dangerous substance, waste or material or any solid waste, pollutant or contaminant, including, without limitation, any hazardous, toxic or dangerous substance, waste or material or any solid waste, pollutant or contaminant classified as such under any Environmental Law. An adjacent parcel formerly owned by Scovill Corp. was cited for environmental contamination in the 1990s. To the best of Seller’s knowledge the contamination has been contained to that parcel and the parcel has been cleaned and restored.
Seller’s warranties contained in this Paragraph 9 shall survive Closing. The warranties contained herein shall not be limited by any other provision contained herein, or by any rights of Purchaser to inspect the Property.
     10. DEFAULT. If either Seller or Purchaser defaults under this Option, the defaulting party, in addition to all other remedies available at law or in equity, shall be liable for the brokerage fee set forth below and for any damages and all expenses incurred by the non-defaulting party, to include but not limited to attorney fees and court costs.
     11. BROKERAGE FEE. Seller and Purchaser agree that M R Foley and Associates LLC is the sole Broker involved in this transaction and for such services shall receive a commission payable at Settlement, equal to three percent (3%) of the gross sale price, to be paid two percent (2%) by Purchaser and one percent (1%) by Seller.
     12. REPRESENTATION. M R Foley and Associates LLC represents the Purchaser and has acted on behalf of Purchaser in this transaction.
     13. NOTICES. Any notice, request or demand required or permitted to be given pursuant to this Option shall be in writing and shall be deemed sufficiently given if delivered by hand by messenger at the address of the intended recipient, sent prepaid by Federal Express (or a comparable guaranteed overnight delivery service), or deposited in the United States first class mail (registered or certified, postage prepaid, with return receipt requested). Any such notice, request or demand so given shall be deemed given on the date of deposit in the United States Mail or any guaranteed overnight delivery service as the case may be.

For the Seller:	S. Bryan Chandler	Alexander Dillard Jr.
	PO Box 486	Dillard & Kotana
	Montrose, Va. 22520	P.O. Box 356
Tappahannock, VA 22560

For the Purchaser:	O’Gara Training and Services, LLC
700 W. Pete Rose Way
Cincinnati, OH 45203
Attention: Jim Noe
FAX # (513) 333-7804

With a Copy to:	The O’Gara Group, Inc.
7870 East Kemper Rd.
Cincinnati, OH 45249
Attention: Wilfred T. O’Gara
FAX # (513) 489-1825

For the Agents:	M R Foley & Associates LLC
PO Box 11499
Richmond, VA 23230
     14. MISCELLANEOUS. (a) This Option shall be interpreted by the laws of the Commonwealth of Virginia. (b) Seller shall pay any “roll-back” taxes.
     15. TERMINATION OF REAL ESTATE PURCHASE CONTRACT. Upon the execution of this Option, the Real Estate Purchase Contract, dated December 9, 2008 (“Prior Contract”), by and between Purchaser and Seller is hereby terminated.
     16. EXPIRATION. This Option shall have no force and effect unless Seller executes this Option by 2:30 pm on January 30, 2009.
WITNESS THE FOLLOWING SIGNATURES AND SEALS:

S. Bryan Chandler		O’Gara Training and Services, LLC

BY: /s/ S. Bryan Chandler	(SEAL)	BY: /s/ James W. Noe	(SEAL)

Title:		Title: President
1/30/2009, 12:50 PM